Exhibit 99.1

PRESS RELEASE

2445 Nashville Road Suite B1 Bowling Green, KY 42101 Holley.com

HOLLEY PERFORMANCE BRANDS' ENHANCED OPERATIONAL PERFORMANCE AND RECENT CREDIT UPGRADES HAVE ENABLED AN AMENDMENT TO THE REVOLVING CREDIT FACILITY, CREATING A COVENANT-LITE CAPITAL STRUCTURE

Proactively Enters into an Amendment which Provides Improved Financial Flexibility

BOWLING GREEN, Ky. – December 5, 2024– Holley Performance Brands (NYSE: HLLY a leader in automotive aftermarket performance solutions, today announced the successful amendment of its senior secured revolving credit facility, effective December 4, 2024. This amendment was driven by operational improvements and recent credit upgrades.

Holley Performance Brands brings performance, safety, fun and excitement to automotive enthusiasts around the globe.

The amendment includes a springing covenant of 5.0x total net leverage that is only tested when the revolver is drawn and extends the maturity date to November 18, 2029. Additionally, available borrowing under the revolver is updated to $100 million.

"We are pleased to announce an amendment to our revolver, enhancing Holley's financial flexibility to support our capital needs, thanks to our operational success and improved earnings and cash flow," said Jesse Weaver, CFO of Holley. “Our improved operational performance combined with upgrades from S&P and Moody’s on our credit and debt ratings this year, allowed us to proactively amend our revolving credit facility. We are proud of the efforts taken to further reduce risk by replacing the current maintenance covenant with a springing covenant while also reducing refinancing risk by extending the maturity on the revolver through 2029. The amended terms provide us with further confidence as we deliver on our transformational initiatives and drive long-term value at Holley.”

For more Holley Performance Brands company news, click here.

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties, and other important factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to Holley’s ability to (1) successfully design, develop, and market new products, (2) maintain and strengthen demand for our products and brands, (3) attract new customers in a cost-effective manner, (4) expand into additional consumer markets, and (5) and the other risks and uncertainties set forth in the Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2024, and in any subsequent filings with the SEC.

About Holley Performance Brands

Holley Performance Brands (NYSE: HLLY) leads in the design, manufacturing and marketing of high-performance products for automotive enthusiasts. The company owns and manages a portfolio of iconic brands, catering to a diverse community of enthusiasts passionate about the customization and performance of their vehicles. Holley Performance Brands distinguishes itself through a strategic focus on four consumer vertical groupings, including Domestic Muscle, Modern Truck & Off-Road, Euro & Import, and Safety & Racing, ensuring a wide-ranging impact across the automotive aftermarket industry. Renowned for its innovative approach and strategic acquisitions, Holley Performance Brands is committed to enhancing the enthusiast experience and driving growth through innovation. For more information on Holley Performance Brands and its dedication to automotive excellence, visit https://www.holley.com.

Media Relations Contact(s):
Jordan Moore, jmoore@tinymightyco.com / Sydney Goggans, sgoggans@tinymightyco.com

Investor Relations Contacts:

Anthony Rozmus / Neel Sikka

Solebury Strategic Communications

203-428-3224

Holley@soleburystrat.com